Exhibit 16.1

April 13, 2012

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Endeavour International Corporation and subsidiaries (the Company) and, under the date of March 7, 2012, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2011 and 2010, and the effectiveness of internal control over financial reporting as of
December 31, 2011. On April 9, 2012, we were dismissed. We have read Endeavour International Corporation’s statements included under Item 4.01 of its Form 8-K dated April 13, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the audit committee of the board of directors and except that we are not in a position to agree or disagree with the Company’s statement in the sixth and seventh paragraph that Ernst & Young LLP was not engaged (i) regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting or (ii) any matter that was either the subject of a disagreement or event identified in response to (a)(1)(iv) of Item 304 of Regulation S-K.

Very truly yours,

/s/ KPMG LLP